SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K/A
AMENDMENT NO. 2

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 22, 2001

ELOQUENT, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE

(STATE OR OTHER JURISDICTION OF INCORPORATION)

000-29059	94-3221868

(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

1730 EL CAMINO REAL, 3RD FLOOR

SAN MATEO, CALIFORNIA 94402

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

EXPLANATORY NOTE TO AMENDMENT NO. 2

          Amendment No. 2 amends Item 2 of this Current Report on Form 8-K/A to provide updated information relating to the transaction described therein. Except as otherwise stated herein, all information contained in this Current Report on Form 8-K/A was current as of the date of filing of the Current Report on Form 8-K on July 6, 2001 and has not been updated by this Amendment No. 2.

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

During the summer of 2000, Eloquent’s management and Board of Directors determined the need to either develop or acquire technology that would allow Eloquent to offer live video-based Web conferencing as part of its business communications solution. Eloquent’s management and Board of Directors evaluated several potential companies with “live” technology as potential acquisitions and also considered investing in a new company to be founded by Cliff Reid, an officer, director and holder of more than 5% of Eloquent’s common stock. Given the anticipated acquisition price of other companies and Eloquent’s desire to have a product designed to integrate seamlessly with Eloquent’s on-demand software, the management and the Board determined that it was in the best interests of Eloquent and its stockholders to invest in a new company rather than acquire an existing company.

In October 2000, Eloquent and Rebop Media, Inc. (“Rebop”), a recently-formed live video-based Web conferencing company, entered into a strategic relationship whereby Eloquent invested approximately $1,500,000 in Rebop. The investment was for Series A preferred stock and represented approximately 18% of Rebop’s capital stock, on an as-if converted basis. The investment was accounted for using the equity method. However, because Eloquent bore substantially all the economic risk of Rebop’s operations, Eloquent recorded 100% of Rebop’s operating losses in 2001 and 2000 of approximately $1,327,000 and $918,000, respectively, including stock-based compensation charges of $531,000 and $358,000, respectively, as research and development expense.

As part of this investment, Eloquent obtained the right, subject to Eloquent’s Board of Directors’ approval, to acquire Rebop at a later date if Rebop successfully installed its product in three customer sites. The acquisition of Rebop was to be by means of the issuance of a number of shares of Eloquent’s common stock, the number to be determined through a formula based on the market price of Eloquent’s common stock at the time Eloquent elected to exercise the option to acquire Rebop. Alternatively, at Eloquent’s option, Rebop could be acquired for $13,600,000 in cash.

Dr. Reid did not participate in discussions by the Board of Eloquent’s investment and purchase option of Rebop. To ensure that the negotiations for the investment were arms-length, Dr. Reid also did not negotiate on behalf of Eloquent on the terms of the strategic relationship.

Members of Eloquent’s Board of Directors believed that the formula would result in a reasonable purchase price for Rebop in comparison to the anticipated potential acquisition price for other companies with live technology. The formula established an acquisition price that Eloquent’s Board of Directors believed would yield a satisfactory return on investment. Further, as the value of the transaction was limited to a maximum of $13,600,000, Eloquent determined that the cost of hiring an outside advisor was disproportionately large as compared to the size of the transaction.

Rebop’s Web conferencing solution, “LaunchForce Live”, is designed to integrate with Eloquent’s LaunchForce on-demand software. As a result of the acquisition, Eloquent’s customers are expected to benefit from a fully integrated live-to-on demand sales effectiveness solution. Cliff Reid, Eloquent’s Chief Executive Officer and a director and major stockholder, served as President and Chief Executive Officer of Rebop.

In April 2001, following Rebop’s successful installation of its product in three customer sites and with the unanimous approval of Eloquent’s Board (Dr. Reid abstaining), Eloquent exercised its right to acquire Rebop. Given general economic and stock market conditions existing at that time, including the market price of Eloquent’s common stock, Eloquent’s Board of Directors determined that the number of shares of Eloquent common stock to be issued in the acquisition would have resulted in significant dilution to Eloquent’s existing stockholders. Therefore, Eloquent’s Board of Directors, with Dr. Reid abstaining, unanimously determined that it was in the best interests of Eloquent to renegotiate the terms of the purchase agreement to reflect the general decrease in the value of internet based companies between the time of Eloquent’s initial investment and the time Eloquent exercised its right to acquire Rebop. Because the purchase price had already been established in the original acquisition agreement, the Board determined that it was in the best interest of Eloquent and its stockholders to limit the dilution caused by the acquisition by capping the number of shares of common stock to be issued in the acquisition and to pay the remainder of the acquisition price in cash. The total value of the transaction was determined using the formula set forth in the original agreement to determine the value of the Eloquent common stock price and total value of the transaction. The parties then determined a maximum number of shares of Eloquent common stock to issue, and paid the remainder of the transaction value in cash. The maximum number of shares of common stock to be issued was based in part on the market value of Rebop established by an analysis performed by the Company’s management. In performing its analysis regarding the fair value of Rebop, the Company’s management considered, among other things, the current high-tech market, synergies arising from incorporation of Rebop’s technology into existing Eloquent products and the future cash flows of those products. Based on the rules of the National Association of Securities Dealers, the governing body of the Nasdaq National market, the restructured transaction was not subject to the approval of Eloquent’s stockholders. The original structure of the transaction, however, would have been subject to approval because of the number of shares of Eloquent common stock that would have been issued.

On June 22, 2001, Eloquent agreed to acquire Rebop pursuant to a First Amended and Restated Agreement and Plan of Merger by and among Rebop Acquisition Corp., a California corporation, Eloquent and Rebop.

In July 2001, Eloquent completed its acquisition of all the outstanding shares of Rebop common stock and common stock options for approximately $3,813,000 in cash and 849,995 shares of common stock (including shares issuable on exercise of stock options) valued at approximately $1,207,000 and acquisition costs of approximately $310,000. The source of the funds for the acquisition was available cash reserves. The value of the common stock and options was determined based on the average market price of Eloquent’s common stock over the 5-day period before and after the terms of the acquisition were announced in June 2001. The shares of Rebop’s series A preferred stock owned by Eloquent were cancelled as part of the transaction. At the closing of the acquisition on July 5, 2001, 10% of the stock to be issued and cash to be paid to the former shareholders of Rebop (including Dr. Reid) was placed in escrow to secure certain indemnification obligations contained in the merger agreement. The escrow terminated in January 2002 without Eloquent making any claims against the escrow, resulting in the release of all cash and stock held.

The acquisition has been accounted for in accordance with SFAS No. 141, “Business Combinations.” SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. Pro forma information reflecting the results of Rebop’s operations for the periods prior to the acquisition of Rebop have not been presented as Rebop’s operating results have historically been recognized by Eloquent since the Company’s original investment in Rebop.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the fair value of Rebop is as follows (in thousands):

Tangible assets acquired	$238
Acquired technology	1,492
Patents	207
Goodwill	3,230
In-process research and development	283
Liabilities assumed	(77)

$5,373

The excess of the purchase price of Rebop over the fair value of the net assets acquired resulted in the recognition of approximately $3,230,000 million of goodwill.

Acquired technology of approximately $1,500,000 million is being amortized over a three-year useful life. Patents of $207,000 are being amortized over a five-year useful life. Amortization of intangible assets charged to operations amounted to $270,000 in 2001. The amortization of intangible assets charged to operations is expected to be as follows: 2002 and 2003 — $540,000; 2004 — $290,000; 2005 — $40,000 and 2006 — $19,000. Goodwill of $3,230,000, is not expected to be tax deductible and is being accounted for in accordance with SFAS No. 142. The $283,000 attributable to in-process research and development was expensed on the acquisition date in accordance with FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.”

The following exhibits are filed with this Amended Current Report on Form 8-K/A:

2.1*	First Amended and Restated Agreement and Plan of Merger, dated June 22, 2001, by and between Registrant, Rebop, and Rebop Acquisition Corp.

20.1*	Press release of the Registrant dated June 25, 2001.

*Previously filed with Registrant’s Current Report on Form 8-K filed July 6, 2001

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the report to be signed on its behalf by the undersigned, thereunto duly authorized.

ELOQUENT, INC.

May 31, 2002	By: /s/ Clifford A. Reid Clifford A. Reid Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	First Amended and Restated Agreement and Plan of Merger, dated June 22, 2001, by and between Registrant, Rebop Acquisition Corp.

20.1*	Press release of the Registrant dated June 25, 2001.

*Previously filed with Registrant’s Current Report on Form 8-K filed July 6, 2001